EXHIBIT 99.1

Monarch Casino & Resort Reports Fourth Quarter 2020 Net Revenue of $58.4 Million, Net Income of $15.3 Million and Adjusted EBITDA of $13.9 Million

RENO, Nev., Feb. 24, 2021 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the fourth quarter and full year ended December 31, 2020, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	Increase	2020	2019	Increase
			(Decrease)			(Decrease)
Net revenue	$58,377	$62,080	(6.0%)	$184,413	$249,166	(26.0%)
Adjusted EBITDA (1)	13,898	14,142	(1.7%)	43,161	61,687	(30.0%)
Net income (2)	$15,260	$6,196	146.3%	$23,678	$31,816	(25.6%)

Basic EPS	$0.83	$0.34	144.1%	$1.30	$1.77	(26.6%)
Diluted EPS (2)	$0.80	$0.33	142.4%	$1.25	$1.70	(26.5%)

(1)	Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.
(2)	The Company’s recognized tax benefit, per the Tax Cuts and Jobs Act’s accelerated depreciation provision and the CARES Act’s net operating loss carryback provision, had an $11.8 million and $0.63 positive effect on Net income and Diluted EPS, respectively, for the twelve months ended December 31, 2020. This tax benefit related primarily to the opening of the new hotel and expanded casino at Monarch Casino Resort Spa Black Hawk and the addition of other assets at both properties during the year.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “2020 was a year of extraordinary contrasts for Monarch as we managed through the unprecedented challenges of the COVID-19 pandemic. We continued to increase our market share and achieved several major milestones at both of our properties, including the phased opening of the expanded Monarch Casino Resort Spa Black Hawk and the introduction of two new venues at Atlantis – Red Bloom Asian Kitchen restaurant and the new Atrium bar and lounge. We believe our investments have positioned Monarch to benefit from the post-pandemic recovery.

“Despite the impact of heightened state-imposed COVID-19 operating restrictions that further reduced our permitted casino and restaurant capacity at both properties, the 2020 fourth quarter represented our second straight quarter of casino revenue growth year-over-year and improved casino operating margin. Net revenue for the 2020 fourth quarter declined 6.0% from the prior year, while adjusted EBITDA decreased 1.7% year-over-year, as solid casino revenue growth and our continued focus on strict cost controls partially offset declines in our food and beverage, and hotel operations. Income from operations for the quarter was negatively impacted by an increase in labor costs at our Black Hawk property, as we brought on board additional staff in preparation for the opening of our hotel and expanded casino. Net income increased 146.3% as we realized a tax benefit related primarily to the opening of the new hotel and expanded casino in Black Hawk.

“Casino revenue at Atlantis in Reno was healthy throughout the fourth quarter, despite operating at 50% capacity at the beginning of the quarter and 25% capacity from November 24th through the end of the year. We continued to gain market share in the fourth quarter. While food and beverage, and hotel revenues were negatively impacted by the ongoing state-mandated restrictions, visitation to our property remained strong given the attractiveness of Atlantis’ amenities combined with our ability to respond to pent-up demand from our loyal customers.

“The expanded Monarch Casino Resort Spa Black Hawk began its phased opening on November 19, 2020. As of today, the entire hotel tower and expanded casino are open to the public. We are currently redesigning part of the original building to add a specialty restaurant, poker room, sports lounge, and additional slot machines. Our new casino resort has raised the bar for gaming and entertainment in the state of Colorado and initial guest response has been extremely favorable. Casino revenue for the quarter grew year-over-year despite construction disruption and heightened state-imposed COVID-19 restrictions, which included the closing of table games and the reduction of our permitted occupancy from 50% to 25% from November 13th through the end of the year. Earlier this month, we were allowed to re-open our table games and increase our permitted occupancy to 50%. Our market share gains have accelerated since the opening of the expanded gaming floor and the ramp up of our expanded operations.

“Voters in Colorado and in the City of Black Hawk concurrently passed Amendment 77 state-wide and a local ballot measure in Black Hawk last November, and the Black Hawk City Council followed shortly thereafter by approving unlimited maximum single bets and new popular casino games. These changes will become effective on May 1, 2021. While we believe these collective actions represent a significant opportunity for the gaming industry state-wide, the Black Hawk market, which contributes approximately 75% of Colorado’s total gaming revenue, is best positioned to benefit from Amendment 77. We believe that the quality of our expanded product and exceptional guest service will meet the demand of the high-end segment of the market.

“We believe that having the finest properties in Reno and Black Hawk, which are both economically thriving markets and experiencing population growth, combined with a strong balance sheet, will afford Monarch acquisition opportunities in the future.”

Summary of 2020 Fourth Quarter Operating Results
For the 2020 fourth quarter, consolidated net revenue of $58.4 million decreased $3.7 million, or 6.0%, from $62.1 million in the prior year. Casino revenue increased 16.4% year-over-year while food and beverage and hotel revenues decreased 31.7% and 29.9%, respectively. The increase in casino revenue was driven by our increased market share at both properties and increased spend per visit. The decrease in food and beverage revenue was due to COVID-19 related capacity restrictions, which were reduced from 50% to 25% beginning in late November and remained in place through the end of the quarter. The hotel revenue decline was also driven by pandemic-related restrictions, as well as COVID-19’s effect on the overall travel industry.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2020 were flat with the prior year at $18.5 million. As a percentage of net revenue, SG&A expense increased to 31.6% compared to 29.8% in the prior-year period, driven by an increase in payroll expense, which was partially offset by a decrease in promotional expense. Casino operating expense as a percentage of casino revenue decreased to 30.0% during the fourth quarter of 2020 from 35.7% in the prior-year period primarily as a result of the increase in casino revenue. Food and beverage operating expense as a percentage of food and beverage revenue increased to 88.1% during the fourth quarter of 2020 from 78.1% in the prior-year period primarily as a result of an increase in labor expense and operating supplies expenses related to the opening of new and remodeled restaurants and bars at both properties. Hotel operating expense as a percentage of hotel revenue increased to 60.6% in the fourth quarter of 2020 compared to 38.7% a year ago, driven by higher housekeeping expenses relating to the COVID-19 safety protocols, higher operating supplies expenses relating to the opening of the hotel in Black Hawk, and lower average daily rate.

Net income for the fourth quarter of 2020 increased 146.3% and diluted EPS increased 142.4%. The improvement in net income and diluted EPS in the quarter was primarily a result of a recognized tax benefit related to the accelerated depreciation provision in the Tax Cuts and Jobs Act and the net operating loss carryback provision in the CARES Act. The Company generated consolidated adjusted EBITDA of $13.9 million in the fourth quarter of 2020, a decrease of $0.2 million, or 1.7%, compared to the same period a year ago.

On November 19, 2020, the Company began its Phase 1 opening of the expanded Monarch Casino Resort Spa Black Hawk, which includes the expanded casino, three restaurants, convention space and approximately 250 luxury hotel rooms and suites on floors 1-13 of the 23-story hotel tower. The Company subsequently received a temporary certificate of occupancy for the entire facility. Construction continues in the existing facility to convert the original buffet to a new specialty restaurant and to add a poker room and sports lounge, as well as additional slot machines. This final phase of work is expected to be completed later this year.

Credit Facility and Liquidity
Capital expenditures of $10.1 million in the fourth quarter of 2020 included construction costs related to the Monarch Casino Resort Spa Black Hawk expansion, the introduction of the Red Bloom restaurant and Atrium bar and lounge at Atlantis, and ongoing capital spending at both properties. Capital expenditures were funded from cash flows from operating activities and available cash. The Company capitalized $1.8 million and $1.6 million of interest expense in the fourth quarters of 2020 and 2019, respectively.

As of December 31, 2020, the Company had an outstanding principal balance of $182.5 million under its Term Loan Facility and a $0.6 million letter of credit. As of December 31, 2020, the Company had no borrowings under its $70.0 million Revolving Credit Facility.

We expect that the Company’s cash position in the next several quarters will be impacted by the outstanding construction retention and other payments related to the Monarch Black Hawk Expansion project which are reflected in “Construction Accounts Payable” on the balance sheet as of December 31, 2020. We expect that the Company’s cash position in the next few quarters will be impacted by the expected tax benefit which is reflected in “Income taxes receivable” on the balance sheet as of December 31, 2020.

Monarch continues to believe that the cash in its interest-bearing money market account and the $70.0 million available under its Revolving Credit Facility will be sufficient to fund all remaining costs related to the Monarch Casino Resort Spa Black Hawk expansion and the Company’s ongoing capital expenditures at Atlantis.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) our belief that we have sufficient liquidity to fund all remaining construction and litigation costs and ongoing capital expenditures; (ii) our belief that our business is well-positioned to benefit from any post-pandemic recovery; (iii) our expectation regarding the availability of future acquisition opportunities; (iv) our beliefs regarding the quality of our products and guest services in Reno and Black Hawk; (v) our current plans to redesign part of the legacy building at Monarch Casino Resort Spa Black Hawk to add a specialty restaurant, poker room and a sports lounge, and the expected completion of such construction; (vi) our expectations regarding our guests' acceptance of the expanded casino, new hotel and enhanced amenities at Monarch Casino Resort Spa Black Hawk; (vii) our expectations regarding our future position in, and share of, the high-end segment of the market and the quality of service we provide to our guests; and (viii) our expectations regarding the consequences of passage of Amendment 77 to the Colorado Constitution and the actions of the Black Hawk City Council in respect thereof on gaming revenue at Monarch Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  continuing adverse impacts of the COVID-19 outbreak on our business, construction projects, financial condition and operating results;
  continuing actions by government officials at the federal, state and/or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders, in connection with the COVID-19 outbreak;
  our ability to manage guest safety concerns caused by COVID-19;
  our ability to effectively manage and control expenses during temporary or extended shutdown periods;
  impact of temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts;
  our ability to negotiate relief options and necessary amendments to our Amended Credit Facility;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impact of any uninsured losses;
  changes in guest visitation or spending patterns due to health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our Monarch Casino Resort Spa Black Hawk general contractor, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
  our filing of affirmative defenses and extensive counterclaims against the Monarch Casino Resort Spa Black Hawk contractor, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are currently conducting discovery, and investigation of the claims by and against us is therefore ongoing;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation to address budgetary and other impacts of the COVID-19 pandemic;
  the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19 pandemic;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results; and
  competition in our target market areas.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Resort Spa Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit the Company’s website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,400 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

Monarch Casino Resort Spa Black Hawk, upon completion of its original building redesign in 2021, will feature approximately 60,000 square feet of casino space; approximately 1,200 slot machines; and approximately 40 table games. A sports lounge, keno counter and poker room are expected to open later in 2021. The resort also includes 10 bars and lounges, as well as four new dining options including a twenty-four-hour full-service restaurant, 250-seat buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and a specialty restaurant which is expected to open later in 2021. The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Casino	$37,283	$32,029	$111,550	$128,010
Food and beverage	12,671	18,552	43,162	72,578
Hotel	5,631	8,030	20,133	35,222
Other	2,792	3,469	9,568	13,356
Net revenues	58,377	62,080	184,413	249,166

Operating expenses
Casino	11,184	11,428	34,020	45,259
Food and beverage	11,169	14,482	36,123	57,367
Hotel	3,410	3,109	10,104	13,123
Other	1,345	1,630	4,465	6,543
Selling, general and administrative	18,475	18,469	60,395	69,312
Depreciation and amortization	5,780	3,891	17,324	14,875
Other operating items, net	1,801	1,373	6,711	3,112
Total operating expenses	53,164	54,382	169,142	209,591
Income from operations	5,213	7,698	15,271	39,575

Other (expense) income
Interest (expense) income, net of amounts capitalized	(273)	1	(273)	1
Total other (expense) income	(273)	1	(273)	1

Income before income taxes	4,940	7,699	14,998	39,576
Benefit (provision) for income taxes	10,320	(1,503)	8,680	(7,760)
Net income	$15,260	$6,196	$23,678	$31,816

Earnings per share of common stock
Net income
Basic	$0.83	$0.34	$1.30	$1.77
Diluted	$0.80	$0.33	$1.25	$1.70

Weighted average number of common shares and potential common shares outstanding
Basic	18,313	18,107	18,218	18,025
Diluted	19,047	18,741	18,877	18,684

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET (In thousands, except per share data)

	December 31, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$28,310	$60,539
Receivables, net	3,736	5,458
Income taxes receivable	24,894	185
Inventories	7,823	6,735
Prepaid expenses	8,393	6,238
Total current assets	73,156	79,155
Property and equipment
Land	32,986	30,769
Land improvements	9,847	7,842
Buildings	471,819	193,235
Buildings improvements	33,681	31,986
Furniture and equipment	229,052	152,461
Construction in progress	6,257	285,789
Right of use assets	14,784	15,574
Leasehold improvements	3,848	3,848
	802,274	721,504
Less accumulated depreciation and amortization	(229,767)	(220,021)
Net property and equipment	572,507	501,483
Other assets
Goodwill	25,111	25,111
Intangible assets, net	973	1,538
Deferred income taxes	130	2,683
Other assets, net	-	908
Total other assets	26,214	30,240
Total assets	$671,877	$610,878
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$12,500	$20,000
Accounts payable	11,655	17,037
Construction accounts payable	49,771	7,528
Accrued expenses	34,705	34,109
Short-term lease liability	813	791
Total current liabilities	109,444	79,465
Deferred income taxes	13,220	-
Long-term lease liability	13,984	14,797
Long-term debt, net	167,162	175,415
Total liabilities	303,810	269,677
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	$191	$191
19,096,300 shares issued; 18,426,130 outstanding at December 31, 2020;
18,141,383 outstanding at December 31, 2019
Additional paid-in capital	34,498	35,215
Treasury stock, 670,170 shares at December 31, 2020; 954,917 shares at	(8,872)	(12,777)
December 31, 2019
Retained earnings	342,250	318,572
Total stockholders' equity	368,067	341,201
Total liabilities and stockholders' equity	$671,877	$610,878

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA (1)	$13,898	$14,142	$43,161	$61,687
Expenses:
Stock based compensation	(1,104)	(1,180)	(3,855)	(4,125)
Depreciation and amortization	(5,780)	(3,891)	(17,324)	(14,875)
Interest (expense) income, net of amount capitalized	(273)	1	(273)	1
Benefit (provision) for income taxes	10,320	(1,503)	8,680	(7,760)
Pre-opening expenses (2)	(866)	(937)	(2,807)	(2,514)
Construction litigation expenses (2)	(823)	(151)	(1,611)	(313)
COVID-19 expenses (2)	(54)	-	(738)	-
Colorado legislation lobbying expenses (2)	-	-	(1,397)	-
Acquisition opportunity expenses (2)	-	(285)	-	(285)
Loss on disposition of assets	(58)	-	(158)	-
Net income	$15,260	$6,196	$23,678	$31,816

(1)	Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2)	Amount included in the “Other operating items, net” in the Consolidated Statement of Income.